Exhibit (c)(34)

Confidential PROJECT DENALI Presentation to the Board of Directors August 2, 2013

Confidential These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Special Committee of the Board of Directors (the “Committee”) and the Board of Directors (the “Board”) of Denali Inc. (the “Company”) to whom such materials are directly addressed and delivered. These materials are based on information provided by or on behalf of the Committee and Board and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Company and/or other third parties or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management or third parties (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared for the benefit of the Committee and Board. These materials were compiled on a confidential basis for use by the Committee and Board in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein.

Table of Contents Confidential Section Transaction and Process Summary Denali Financial Projections I II Valuation Analyses III

Confidential I. Transaction and Process Summary

Overview Confidential This presentation contains a summary of certain analyses that, among other things, Evercore has performed in connection with rendering our opinion: The Special Committee has asked Evercore whether, in our opinion, the Merger Consideration together with the Special Dividend (in total, the “Consideration”) is fair, from a financial point of view, to the holders of shares of Company Common Stock entitled to receive such Consideration – Trading Multiple Analysis – Present Value of Future Stock Price Analysis – Leveraged Buy-out Analysis – Premiums Paid Analysis – Discounted Cash Flow Analysis ? Evercore has also performed certain supplemental analyses including: – Analyst Price Target Analysis – Historical Trading Range Analysis ? The following presentation and financial analyses included herein are based on the following financial projections: – The Boston Consulting Group, Inc.’s (“BCG”) projections prepared at the direction of the Special Committee (the “BCG Case”) – In addition, Evercore has reviewed certain productivity gains identified by Management and has analyzed a case that reflects 25% to 75% of such productivity cost take-outs as incremental benefits to the BCG Case (the “Productivity Case”) • Since BCG Case projections were only available through EBIT, Evercore applied certain working capital and cash flow assumptions from the September 21 Case to the BCG Case to arrive at net income and free cash flow for the BCG and Productivity Cases. Denali Management agrees that the drivers of the key working capital elements are consistent with the drivers that were used in the September 21 Case – Denali Management’s projections from September 21, 2012 (the “9/21 Case”), adjusted with updated information as provided by Denali Management – Internal Plan approved by the Board on March 20, 2013 (the “Final FY14 Internal Plan”) – Final FY14 Board Case approved by the Board as of March 20, 2013 (the “BoD Case”) – Currently available projections of 5 Wall Street research analysts through FY15E which were extrapolated to FY18E by keeping revenue growth and margins constant (“Street Median”) • Within the set of Wall Street analyst projections, the lowest projections came from Morgan Stanley as of 5/17/13 (“Street Low”), while the highest projections were from Raymond James as of 5/17/13 (“Street High”) • We have applied certain working capital and cash flow assumptions from the 9/21 Case to the Wall Street projections to arrive at net income and free cash flow. Denali Management agrees that the drivers of the key working capital elements are consistent with the drivers that were used in the 9/21 Case 1 Note: All capitalized terms within this document not expressly defined have the meaning as set forth in the Merger Agreement and in the Amendment

Summary of Amendment Confidential T Description Consideration ? Effective merger consideration increased from $13.65 to $13.88 – Merger Consideration increased from $13.65 to $13.75 per share – Special Dividend of $0.13 paid in cash (assuming such dividend is paid at closing) – Guaranteed payment of the Q3 fiscal year 2014 dividend, regardless of the closing date ? “Unaffiliated Stockholder Approval” requirement in the Merger Agreement modified to Voting Rules provide that the voting requirement is the approval of a majority of the outstanding shares held by the unaffiliated stockholders that are present in person or by proxy and voting for or against approval of the merger agreement at the stockholder meeting Record Date ? Record date changed from June 3, 2013 to [August 13, 2013] Termination F ? Reduction of termination fee from $450 million to $180 million if the Company enters into a leveraged recapitalization agreement within one year from the date of termination of the Fee g p g y Merger Agreement which does not result in change of control 2 Source: Amendment

Summary of Amendment (cont'd)

Confidential

($ in billions, except per share amounts)

Transaction Value and Implied Premiums Analysis

Transaction Valuation

	Existing Merger Agreement	Amendment
Merger Consideration per Share	$13.65	$13.75
Plus: Special Dividend	-	0.13
Consideration per Share	**$13.65**	**$13.88**
Implied Equity Value	**$24.0**	**$24.5**
Plus: Debt (07/31/13E) [1]	6.8	6.8
Less: Cash (07/31/13E) [1]	(13.3)	(13.3)
Implied Enterprise Value	**$17.5**	**$18.0**

Amendment Premium Analysis

	Closing Prices		Average Prices		TEV
Premium to Unaffected Date:	**Close**	**Premium**	**Average**	**Premium**	**Premium [2]**
Unaffected Price [3]	$10.88	27.6%	-	-	41.7%
1 Week Prior	10.97	26.5%	$10.94	26.9%	39.9%
2 Week Prior	9.97	39.2%	10.74	29.3%	62.2%
1 Month Prior	10.67	30.1%	10.57	31.3%	46.0%
3 Months Prior	9.35	48.4%	9.94	39.6%	79.9%
6 Months Prior	12.32	12.7%	10.54	31.7%	18.1%
1 Year Prior	15.94	(12.9%)	13.01	6.7%	(16.9%)
2 Years Prior	14.39	(3.6%)	14.14	(1.8%)	(4.8%)
52 Week High - at Closing	18.32	(24.2%)			
52 Week Low - at Closing	8.86	56.7%			

Implied Amendment Transaction Multiples

	Management		BCG	Productivity Case		Wall Street Research		
	9/21 Case [4]	**BoD Case**	**BCG**	**25%**	**75%**	**Low**	**Street Median**	**High**
Enterprise Value To:								
FY 2014E EBITDA	4.2 x	5.0 x	4.6 x	4.5 x	4.3 x	6.1 x	5.1 x	5.0 x
FY 2015E EBITDA	3.3	-	4.7	4.2	3.5	5.7	5.0	4.4
Equity Value To:								
FY 2014E Net Income	9.0 x	11.0 x	9.8 x	9.6 x	9.1 x	13.5 x	13.2 x	13.2 x
FY 2015E Net Income	6.7	-	10.1	8.9	7.2	12.0	11.5	10.5
FY 2014E CFFO - Capex	8.2 x	15.3 x	10.2 x	10.0 x	9.5 x	24.9 x	14.5 x	11.3 x
FY 2015E CFFO - Capex	6.9	-	11.0	9.6	7.8	22.1	15.8	9.7

Note: EBITDA includes stock-based compensation expense; EBITDA and Net Income exclude the impact of one-time charges; Denali fiscal year closes on January 31st, FDSO assumes 120,989 RSUs vesting through July FY14

(1) As provided by management

(2) TEV calculated assuming net debt position and projected share count and in-the-money options as of end of Q2FY14

(3) Throughout this presentation, the Unaffected Price represents the closing price of Denali's shares on 01/11/13 (the Unaffected Date), the day prior to media rumors of a potential transaction

(4) FY14 EBITDA, Net Income and CFFO based on Final FY14 Internal Plan approved by the Board on 03/20/13

Source: Denali Management, BCG, FactSet, Wall Street Research

EVERCORE

3

Summary of Amendment (cont'd)

Confidential

($ in billions, except per share amounts)

Illustrative Sources & Uses

Sources of Funds (7/31/13)	
Rollover Existing IG Notes	$3.9
Structured Financing Debt	2.7
ABL Facility	0.8
New CLO	1.5
Term Loan B	4.0
First Lien Notes	2.0
Second Lien Notes	1.3
Microsoft Sub. Notes	2.0
Total Debt	$18.1
MSD Roll at $13.88	3.8
MSD New Equity	0.5
MSDC New Equity	0.3
Sponsor Equity	1.4
Total Equity	$5.9
Total Sources	**$24.1**
Pro Forma Cash Balance	$5.6
Pro Forma Debt Balance	18.1

Uses of Funds (7/31/13)	
Purchase Equity	$24.5
Estimated BS Cash at Close	(13.3)
Restricted Cash	1.9
Cash Needed for WC at Close	3.0
Excess Cash Left on the BS	0.7
Total Cash	(7.7)
Existing IG Notes	5.3
Existing Structured Fin. Debt	1.5
Existing Commercial Paper	0.0
Deal Fees and Expenses	0.4
Total Uses	**$24.1**

Pro Forma Credit Ratios at Closing (LTM)

	Case				
			Productivity		Street
	9/21	BCG	At 25%	At 75%	Median
Debt / EBITDA	3.9x	4.4x	4.3x	4.2x	4.5x
Net Debt / EBITDA	2.7	3.0	3.0	2.9	3.1
S&P Adj. Debt / EBITDA (1)	3.5	3.9	3.9	3.8	4.1

Illustrative IRR and MOIC (2)

	4.5-Year IRR		4.5-Year MOIC	
	Sponsor	MSD	Sponsor	MSD
9/21 Case				
Exit at 4.0x EBITDA	36.7%	42.9%	4.1x	5.0x
Exit at 5.0x EBITDA	43.3%	49.8%	5.1	6.2
BCG Case				
Exit at 4.0x EBITDA	10.0%	15.0%	1.5x	1.9x
Exit at 5.0x EBITDA	18.1%	23.4%	2.1	2.6
Productivity Case - 25.0% Cost Take-Out				
Exit at 4.0x EBITDA	21.3%	26.8%	2.4x	2.9x
Exit at 5.0x EBITDA	28.6%	34.4%	3.1	3.8
Productivity Case - 75.0% Cost Take-Out				
Exit at 4.0x EBITDA	36.7%	42.9%	4.1x	5.0x
Exit at 5.0x EBITDA	43.4%	49.8%	5.1	6.2
Street Median				
Exit at 4.0x EBITDA	9.7%	14.6%	1.5x	1.8x
Exit at 5.0x EBITDA	17.8%	23.2%	2.1	2.6

(1) S&P adjusted multiples exclude Denali Financial Services debt and EBITDA from Denali Financial Services and operating leases
(2) MSD assumed to roll at $13.88
Source: Denali Management, BCG, FactSet, Wall Street Research

EVERCORE

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History of Bid Proposals Confidential $ 14.50 Special Dividend Merger Consideration Progression of Bids $0.13 $12.70 $12.90 $13.25 $13.60 $13.44 $13.60 $13.60 $13.65 $13.75 $13.88 $12 50 $13.00 $13.50 $14.00 r Consideration Merger Consideration Unaffected Price $13.75 (1) (2) $11.69 $11.00 $11.50 $12.00 12.50 Effective Merger $10.00 $10.50 First Round Bid Midpoint (10/ 23/ 12) Second Round Bid (12/ 04/ 12) Revised Offer (01/15/13) Revised Offer (01/19/13) Committee Interp. MSD / SLP Interp. Revised Offer (02/01/ 13) Revised Offer (02/03/13) Existing Merger Consideration (02/04/13) Revised Offer (07/23/13) Amendment Consideration (07/31/ 13) Revised Offer (01/24/13) 7.4% 16.7% 18.6% 21.8% 25.0% 23.5% 25.0% 25.0% 25.5% 26.4% 27.6% Adjusted Purchase Price % Premium to Unaffected Price 11.3% 25.3% 28.1% 32.9% 37.8% 35.6% 37.8% 37.8% 38.5% 39.9% 41.7% Note: TEVs based on balance sheet as of 07/31/13. (1) Offer price of $13.60 per share with no dividend $13.60 minus two dividends in the Adjusted Purchase Price % Premium to Unaffected TEV of $12.7Bn (3) 5 payments through closing; calculated as $amount of $0.08 per share each (2) Choice between two alternatives: 1) $13.60 per share plus dividend payments, or 2) $13.75 per share with no dividend payments (3) TEV at each offer price calculated assuming net cash position and projected share count and in-the-money options as of end of Q2FY14

Denali's Historical Share Price Performance – Before Merger Announcement

Confidential



5/17/11 –1Q12 EPS of $0.55 (beating consensus of $0.43) and revenue of $15.0bn (missing consensus of $15.4bn)
2/21/12 –4Q12 EPS of $0.51 (missing consensus of $0.52) and revenue of $16.0bn (slightly above consensus)
4/2/12 –~$1bn acquisition of Wyse
3/13/12 – $1.2bn acquisition of SonicWALL
5/22/12 –1Q13 EPS of $0.43 (missing consensus of $0.46) and revenue of $14.4bn (missing consensus of $14.9bn)
8/21/12 –2Q13 EPS of $0.50 (beating consensus of $0.45) and revenue of $14.5bn (missing consensus of $14.6bn)
1/14/13 – Stock price closes at $12.29, up 13% on rumor of potential transaction
Consideration: $13.88
Unaffected Price: $10.88
8/16/11 –2Q12 EPS of $0.54 (beating consensus of $0.49) and revenue of $15.7bn (slightly missing consensus)
11/15/11 –3Q12 EPS of $0.54 (beating consensus of $0.45) and revenue of $15.4bn (missing consensus of $16.2bn)
7/2/12 –$2.4bn acquisition of Quest Software
11/15/12 – 3Q13 EPS of $0.39 (missing consensus of $0.48) and revenue of $13.7bn (missing consensus of $14.9bn)
Share Price
Volume (in millions)
$20.00
$15.00
$10.00
$5.00
300
250
200
150
100
50
0
Feb-11
May-11
Aug-11
Nov-11
Feb-12
May-12
Aug-12
Nov-12
Feb-13

Note: All prices as of close
Source: FactSet, Company filings

EVERCORE

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Confidential

Denali's Historical Share Price Performance – After Merger Announcement



2/5/13 – Announcement of Merger Agreement; go-shop period begins
3/22/13 – Blackstone and Icahn submit non-binding alternative proposals
3/25/13 – Blackstone and Icahn deemed "excluded parties"
4/18/13 – Blackstone withdraws from the process mentioning concerns about the PC industry outlook and the downward trend in the Company's OpInc for the current year
5/16/13 – Denali releases 1Q14 results
6/18/13 – Icahn / SAM propose a tender offer for 1.1 billion Denali shares at $14 per share
7/12/13 – Icahn / SAM submit a revised proposal which includes warrants for tendering shareholders
7/24/13 – MSD / SLP increase their offer to $13.75 per share in exchange for certain changes in the voting conditions; Special Meeting adjourned To August 2
Consideration: $13.88
Unaffected Price: $10.88
3/7/13 – Icahn proposal for a leveraged recapitalization and special dividend becomes public
3/23/13 – End of go-shop period
4/10/13 – IDC issues a report which states that worldwide PC shipments had declined ~14% in 1Q13 compared to 1Q12
5/9/13 – Icahn and Southeastern Asset Management (SAM) submit a revised proposal in which stockholders would be entitled to receive either $12.00 per cash or $12.00 in additional shares for each share held
5/13/13 – Icahn and Southeastern submit their Board nominations for election at the annual meeting
7/11/13 – Icahn/ SAM urge Denali shareholders to seek share appraisal rights
7/18/13 – Special Meeting of Stockholders adjourned until July 24
7/30/13 – Special Committee responds with offer to establish a new record date for a vote on a $13.75 per share transaction under existing voting standard
7/31/13 – MSD / SLP submit new proposal with a special dividend of $0.08 per share, Special Committee responds with request for $0.13 per share, MSD/SLP accept
Share Price
$16.00
$14.00
$12.00
$10.00
Volume (in millions)
300
250
200
150
100
50
0
Feb-13
Mar-13
Apr-13
May-13
Jun-13
Jul-13

Note: All prices as of close
Source: FactSet, Company filings

EVERCORE
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Confidential II. Denali Financial Projections

Denali’s FY14 Forecasts Have Deteriorated Since January 2013 Confidential FY13 FY14 Scenario Revenue Non-GAAP op. Inc. Non-GAAP EPS – diluted Revenue Non-GAAP op. Inc. Non-GAAP EPS – diluted Time Frame ($ in billions, except per share amounts) July 2012 Plan $63.0 $5.2 $2.27 $66.0 $5.6 $2.50 9/21 Case 57 5 40 170 59 9 42 184 (9/21/12) 57.5 (9%) 4.0 (23%) 1.70 (25%) 59.9 (9%) 4.2 (25%) 1.84 (26%) ~ 2 months Preliminary FY14 Board Case ( 1/ 18/13) 59.9 3.7 1.58 56.0 3.7 1.59 ~ 4 months FY13 Actual / / 3) (1%) (9%) (7%) (7%) (12%) (14%) BoD Case (3/13/13) 56.5 1% 3.0 (19%) 1.25 (21%) ~ 2 months Q1 Annualized 56.3 (0%) 2.4 (21%) 0.84 (33%) ~ 2 months 57 0 22 082 1st Half Annualized (1) 57.0 1% 2.2 (3%) 0.82 (2%) ~ 3 months Cumulative change since July 2012: (10%) (30%) (31%) (14%) (59%) (67%) ~13 months 8 (1) Indicative based on conversations with management; for Q2, assumes $14.4bn of revenue, $0.6bn of operating income and $0.20 EPS Source: Denali Supplemental Investor Materials, July 2013; Company filings

Denali Financial Projections Confidential 9/21C (1) (2) ($ in billions, except per share amounts) Management BCG Street 21 Case Int.(BoDActual (9/12) (3/13) (3/13) BCG Case 25.0% Productivity Case 75.0% Productivity Case Street Median FY12 FY13 FY14 FY15 FY16 FY17 FY14 FY14 FY14 FY15 FY16 FY17 FY14 FY15 FY16 FY17 FY14 FY15 FY16 FY17 FY14 FY15 Revenue $62.1 $56.7 $59.9 $63.2 $66.6 $68.0 $59.9 $56.5 $56.4 $55.5 $55.1 $54.3 $56.4 $55.5 $55.1 $54.3 $56.4 $55.5 $55.1 $54.3 $55.8 $55.7 % growth 0.9% (8.6%) 5.7% 5.5% 5.3% 2.2% (0.1%) (0.4%) (0.5%) (1.7%) (0.8%) (1.3%) (0.5%) (1.7%) (0.8%) (1.3%) (0.5%) (1.7%) (0.8%) (1.3%) (1.6%) (0.2%) FY13-17 CAGR 4.6% (1.1%) (1.1%) (1.1%) EBITDA (3) $5.7 $4.4 $4.8 $5.4 $5.9 $6.0 $4.3 $3.6 $3.9 $3.9 $3.8 $3.6 $4.0 $4.3 $4.6 $4.4 $4.2 $5.1 $6.3 $6.1 $3.5 $3.6 % margin 9.2% 7.8% 8.0% 8.6% 8.8% 8.8% 7.2% 6.3% 7.0% 7.0% 6.8% 6.6% 7.1% 7.7% 8.4% 8.1% 7.4% 9.2% 11.4% 11.2% 6.3% 6.5% FY13-17 CAGR 7.8% (5.3%) (0.2%) 8.2% EBITA (3) $5.1 $3.9 $4.2 $4.9 $5.3 $5.4 $3.7 $3.0 $3.4 $3.3 $3.2 $3.0 $3.4 $3.7 $4.0 $3.8 $3.6 $4.5 $5.7 $5.5 $2.8 $2.9 % margin 8.3% 6.9% 7.0% 7.7% 7.9% 7.9% 6.2% 5.3% 5.9% 5.9% 5.8% 5.5% 6.1% 6.7% 7.3% 7.0% 6.4% 8.2% 10.3% 10.1% 4.9% 5.2% FY13-17 CAGR 8.4% (6.5%) (0.6%) 8.9% Net Income (4) $4.0 $3.0 $3.2 $3.7 $4.0 $4.1 $2.7 $2.2 $2.5 $2.4 $2.3 $2.2 $2.6 $2.8 $3.0 $2.9 $2.7 $3.4 $4.3 $4.2 $1.9 $2.1 % growth 27.2% (23.7%) 4.4% 16.6% 9.1% 2.6% (27.7%) (17.3%) (2.4%) (3.5%) (6.4%) (15.1%) 8.0% 8.9% (5.0%) (10.7%) 27.3% 26.5% (3.5%) (38.4%) 14.5% FY13-17 CAGR 8.0% (7.6%) (1.3%) 8.5% EPS (4) $2.13 $1.70 $1.84 $2.19 $2.42 $2.52 $1.59 $1.25 $1.46 $1.45 $1.42 $1.35 $1.50 $1.65 $1.82 $1.75 $1.58 $2.04 $2.62 $2.56 $1.05 $1.22 % growth 34.2% (20.3%) 8.5% 18.7% 10.7% 4.1% (6.5%) (26.6%) (14.1%) (0.7%) (2.1%) (5.1%) (11.8%) 9.9% 10.5% (3.6%) (7.3%) 29.5% 28.3% (2.1%) (38.4%) 16.4% FY13-17 CAGR 10.4% (5.6%) 0.8% 10.8% CFFO—CapEx $4.9 $2.8 $3.2 $3.5 $4.1 $4.8 $3.0 $1.6 $2.4 $2.2 $2.3 $2.6 $2.5 $2.5 $3.0 $3.2 $2.6 $3.2 $4.2 $4.5 $1.7 $1.5 % margin 7.8% 4.9% 5.4% 5.6% 6.2% 7.0% 2.8% 4.2% 4.0% 4.2% 4.7% 4.3% 4.6% 5.4% 5.9% 4.6% 5.7% 7.7% 8.4% 3.0% 2.8% FY13-17 CAGR 14.7% (2.0%) 3.8% 13.2% (1) FY14 figures from Final FY14 Internal Plan approved by the Board as of 03/20/13 (2) FY14 figures from Final FY14 Board Case as approved by the Board as of 03/20/13 (3) Excludes impact of one-time charges includes impact of stock-based compensation expense 9 one and the stock (4) Excludes impact of one-time charges and amortization of intangibles; includes the impact of stock-based compensation expense Source: Denali Management, BCG, Wall Street Research

Confidential III. Valuation Analyses

Summary Valuation Analysis Confidential Assumptions Metric Implied Valuation Range 52-week Low and High Range through 1/11/13 Analyst 12-month Price Targets ($8.50—$15.00, Discounted at 12.5% CoE) $3 6 Trading Range and Price Targets $8.86 $8.21 $9 81 $18.32 $14.24 $13 85 Unaffected Price: $10.88 Amendment Consideration $13.88 ($ in billions, except per share amounts) BoD Case 9/21 Case 3.6 4.8 3.9 4.0—4.2 3.5 $2.2 3.2 2.5 2.6—2.7 6.0x—10.0x FY2014E Net Income 3.0x—5.0x FY2014E EBITDA Trading Multiples Valuation 9.81 $11.82 $10.41 $10.55 $9.73 $7.44 $10.99 $8.50 $ 8.73 13.85 $17.18 $14.86 $15.57 $13.73 $12.37 $17.80 $14.14 $ 15.26 BCG Case Productivity Case Street Median 1.9 $1.6 3.2 2.4 2.5—2.6 1.7 $5.9 3.8 6.0x—10.0x FY2014E CFFO—CapEx 3.0x—5.0x EBITDA, 12.0%—13.0% CoE 3 $6.35 $5.46 $10.73 $8.16 $8.37 $5.75 $13.81 $8.73 5 $10.55 $9.09 $18.24 $13.57 $14.59 $9.57 $19.51 $12.43 4.6—6.3 3.6 $4.0 2.4 3.0—4.3 2.1 $4.1 2.3 3 0 4 2 FY2016E 6.0x—10.0x FY2016E Net Income, 12.0%—13.0% CoE 6.0x—10.0x FY2016E CFFO—Capex, 12.0%—13.0% CoE Present Value of Future Stock Price $10.08 $10.56 $15.56 $8.77 $10.81 $8.29 $15.83 $8.71 $10 68 $18.89 $14.15 $23.30 $13.38 $23.24 $12.46 $23.75 $13.29 3.0—4.2 $22 76 1.8 23.5%—27.5% Premium to Share Price 1-week Prior to Unaffected Date $10.97 Premiums 25.0%—30.0% Premium to Share Price 4-weeks Prior to Unaffected Date 10.67 Paid, TEV > 20.0%—30.0% 5-year Target IRR, 3.0x—5.0x Exit Multiple; $7.7bn of BS Cash Used; $1.4bn Sponsor Equity LBO 10.68 $7.36 $13.71 $10.93 $11.97 $11.07 $13.55 $13.34 22.76 $10.89 $18.69 $13.41 $18.70 $13.58 $13.99 $13.87 23.5%—27.5% Premium to Enterprise Value 1-week Prior to Unaffected Date $7.55 25.0%—30.0% Premium to Enterprise Value 4-weeks Prior to Unaffected Date 7.25 $10B $12.74 $12.48 $13.05 $12.84 $5.00 $7.50 $10.00 $12.50 $15.00 $17.50 $20.00 $22.50 $25.00 Disclaimer: This summary of certain analyses is provided for illustrative purposes only, does not represent all of the analyses performed by Evercore and should be considered together with the information set forth elsewhere in this presentation Note: Implied valuation range as of 07/31/13 Source: Denali Management, BCG, FactSet, Company Filings, Wall Street Research 10

Discounted Cash Flow Analysis Confidential Cases Implied Valuation Range Implied Perp. Growth Rate Midpoint BCG Case (5.5%) Productivity Case ( 6.4%) $11.32 $ 13.00 $14.58 $ 21.82 Amendment Consideration: $13.88 Unaffected Price: $10.88 y ) 9/21 Case (7.6%) Street High (4.1%) $16.30 $12.34 $21.71 $16.10 Street Median (4.9%) Street Low (6.2%) $11.18 $9.88 $14.48 $12.57 $6.00 $8.00 $10.00 $12.00 $14.00 $16.00 $18.00 $20.00 $22.00 $24.00 11 Note: Assumes 3.0x-5.0x Terminal EBITDA and 10%-12% WACC Source: Denali Management, BCG, Wall Street Research

Peer Group Trading Multiples Confidential Denali PC Heavy Enterprise Heavy Other TEV / CY2013E EBITDA Offer Price Unaffected Price 50 46 51x 44 47 5.2x 6.4x 5.8x 5.6x 5.3x 8.6x 8.5x 7.6x 7.4x 7.2x 7.1x 6.0x 5.3x 4 Current Average: 4.8x 7.3x 5.1x 4.2x 5.0x 4.6x 4.5x 5.1x 3.0x 3.6x 3.3x 3.2x 3.1x 4.4x 4.7x 3.7x 4.4x 3.5x 2.6x 4.2x 4.2x 4.1x 3.7x 9/ 21 BoD Plan BCG Case Prod. Street Med. 9/ 21 BoD Plan BCG Case Prod. Street Med. 5yr Avg HP HP 2/ 1 5yr Avg. HP Acer Len. Tosh. AAPL Asus Fuji. Sams. IBM NTAP EMC ORCL CSCO CSC Ricoh XRX TECD Eps. Canon LXK EBITDA Margin 7.1% 6.3% 7.0% 7.3% 7.5% 7.8% 12.4% 12.0% 12.7% 1.1% 3.1% 8.5% 31.6% 5.6% 6.5% 23.7% 26.8% 20.2% 30.5% 49.4% 30.8% 13.2% 9.7% 14.3% 1.5% 8.8% 17.7% 16.6% Offer Price Unaffected Price g Average at Feb 1st: 5.2x 6.7x 4.8x 11.0x 98x 96x 13.2x 86x 9.9x 13.5x 13.7x 11.3x 90x 11.7x 19.2x 14.9x 11.5x 12.9x 14.7x 12.1x 90x 9.8x 20.5x 12.4x 97x MEV / CY2013E Net Income Current Average: 10.2x Average at Feb 1st: 10.1x 14.2x 13.4x 12.2x 9.9x 9.0x 9.8x 9.6x 6.9x 8.6x 7.7x 7.5x 7.1x 99 7.4x 4.9x 8.1x nm 9.0x nm 6.0x 9.0x 9 9.7x 9/ 21 BoD Plan BCG Case Prod. Street Med. 9/ 21 BoD Plan BCG Case Prod. Street Med. 5yr Avg HP HP 2/ 1 5yr Avg. HP Acer Len. Tosh. AAPL Asus Fuji. Sams. IBM NTAP EMC ORCL CSCO CSC Ricoh XRX TECD Eps. Canon LXK Offer Price Unaffected Price 8.2x 15.3x 10.2x 10.0x 14.5x 6.2x 11.9x 8.3x 8.0x 9.4x 8.1x 6.8x 6.8x 8.2x 10.6x 13.4x 18.5x 9.4x 8.8x 17.2x 8.4x 13.7x 15.9x 10.1x 10.8x 12.2x 11.2x 16.9x 6.9x 13.8x 12.4x MEV / CY2013E (CFFO-Capex) 25-75% range Case; Red dashed lines indicate high and low end of multiples—5.0x EBITDA—9.0x Current Average: 11.6x Average at Feb 1st: 12.1x 12.3x 11.1x 12.5x 10.2x nm nm 9/ 21 BoD Plan BCG Case Prod. Street Med. 9/ 21 BoD Plan BCG Case Prod. Street Med. 5yr Avg HP HP 2/ 1 5yr Avg. HP Acer Len. Tosh. AAPL Asus Fuji. Sams. IBM NTAP EMC ORCL CSCO CSC Ricoh XRX TECD Eps. Canon LXK 12 Note: Denali figures based on FY2014. 25 shown for Productivity shown in Summary Valuation Analysis (3.0x TEV/EBITDA, 5.0x MEV/Net Income. “BoD Plan” is FY14 BoD Plan ($56.5B Rev; $3.0B OpInc) Source: FactSet, BCG, Denali Management, Company Filings, Wall Street Research

Denali’s Share Price Performance – Last Five Years Confidential 400% Last 5 Years Share Price Performance Summary % Change Denali (1) HP Apple PC Peers Enterprise Peers 250% 300% 350% 3—Month (18.8%) 24.7% 2.2% (9.3%) 4.9% 6—Month (17.8%) 55.5% (0.6%) (15.9%) 4.2% 1—Year (8.4%) 40.8% (25.9%) 8.6% 9.4% 2—Years (33.0%) (27.0%) 14.1% 4.9% 13.2% 3—Years (17.8%) (44.2%) 75.9% (16.4%) 31.1% 5—Years (54.7%) (43.0%) 183.0% (21.8%) 42.8% 183.0% 150% 200% 50% 42.8% 100% 5 ( 47.3%) (43.0%) (21.8%) -50% 0% 3 ) -100% Jul-08 Mar-09 Oct-09 Jun-10 Jan-11 Sep-11 Apr-12 Dec-12 Jul-13 Denali HP Apple PC Peers Index Enterprise Peers Index Unaffected Price: (54.7%) (2) (3) (1) Denali percentage change based on unaffected price of $10.88 as of 01/11/13 (Includes Acer Asus and 13 2) Acer, Lenovo (3) Includes Cisco, EMC, IBM, Microsoft and Oracle Source: FactSet. Prices as of 07/31/13

Denali's Forward Valuation Multiples Performance

Confidential

NTM MEV/ Net Income Multiple – Last 5 Years

Mean MEV / Net Income Performance					
	Denali (1)	HP	Apple	PC Peers	Ent. Peers
1 - Year	7.0x	5.4x	10.7x	15.2x	11.8x
2 - Years	7.7x	5.6x	11.1x	14.8x	12.2x
3 - Years	8.7x	6.5x	12.2x	14.3x	12.7x
5 - Years	9.7x	8.1x	15.5x	14.5x	13.3x

Memo:

R2 with HP (5-Year)	*68%*
R2 with HP (3-Year)	*53%*
R2 with HP (1-Year)	*93%*



39.0x
33.0x
27.0x
21.0x
15.0x
9.0x
3.0x
17.4x
11.8x
11.8x
11.1x
7.2x
Unaffected NTM MEV / Net Income: 6.9x
Jul-08
Mar-09
Oct-09
Jun-10
Jan-11
Sep-11
Apr-12
Dec-12
Jul-13
Denali
HP
Apple
PC Peers Index(2)
Enterprise Peers Index(3)

NTM TEV / EBITDA Multiple – Last 5 Years

Mean TEV / EBITDA Performance				
	Denali (1)	HP	Apple	Ent. Peers
1 - Year	2.9x	3.9x	5.6x	6.6x
2 - Years	3.3x	4.0x	6.3x	6.8x
3 - Years	3.6x	4.4x	7.1x	7.1x
5 - Years	4.3x	5.2x	8.9x	7.4x

Memo:

R2 with HP (5-Year)	*50%*
R2 with HP (3-Year)	*42%*
R2 with HP (1-Year)	*81%*



25.0x
20.0x
15.0x
10.0x
5.0x
0.0x
7.1x
5.2x
4.6x
4.3x
Unaffected NTM TEV/EBITDA: 2.9x
Jul-08
Mar-09
Oct-09
Jun-10
Jan-11
Sep-11
Apr-12
Dec-12
Jul-13
Denali
HP
Apple
Enterprise Peers Index(3)

Note: P/E multiples above 50x excluded.; Denali and HP multiples based on reported balance sheet and calculated TEVs; indexes based on information from Factset
(1) Denali figures based on share prices and multiples through 01/11/13
(2) Includes Acer, Asus and Lenovo; Forward EBITDA information not consistently available
(3) Includes Cisco, EMC, IBM, Microsoft and Oracle
Source: FactSet. Prices as of 7/31/13

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Denali’s Forward Valuation Multiples Performance (cont’d) Confidential 34.0x Equity Value / NTM (CFFO-Capex) Multiple – Last 5 Years Mean Equity Value / (CFFO-Capex) Denali (1) HP Apple PC Peers Ent. Peers 1—Year 6.3x 6.6x 10.0x 12.1x 10.0x 24 0x 29.0x 2—Years 6.6x 6.4x 10.3x 13.3x 10.1x 3—Years 7.1x 7.1x 11.4x 13.5x 10.5x 5—Years 7.8x 8.2x 13.0x 16.0x 11.0x 19.0x 24.0x 10.8x 10 5x 14.0x 10.1x 7.1x 10.5x 10.5x 9.0x Unaffected Multiple: 6.2x 4.0x Jul-08 Mar-09 Oct-09 Jun-10 Jan-11 Sep-11 Apr-12 Dec-12 Jul-13 Denali HP Apple PC Peers Index-Enterprise Peers Index Note: Multiples below 0.0x and above 50.0x excluded; Denali and HP multiples based on reported balance sheet and calculated TEVs; other multiples based on information from Factset (1) Denali figures based on share prices and multiples through 01/11/13 (Incldes Acer Ass Lenoo (2) (3) 2) Includes Acer, Asus and Lenovo (3) Includes Cisco, EMC, IBM, Microsoft and Oracle Source: FactSet. Prices as of 07/31/13 15

Premiums Paid Analysis: Closed Acquisitions in Last 10 Years Globally with Target TEV greater than $10 billion

Confidential

All Transactions

Number of Transactions: 144

	Premium Paid		
	1 Day Prior	1 Week Prior	4 Weeks Prior
Median	23.6%	27.7%	28.2%
High	116.4%	123.6%	118.7%
75th Percentile	36.6%	39.2%	41.2%
Mean	27.1%	29.9%	32.1%
25th Percentile	13.2%	16.3%	18.4%
Low	0.1%	1.0%	1.9%

All Cash Transactions

Number of Transactions: 62

	Premium Paid		
	1 Day Prior	1 Week Prior	4 Weeks Prior
Median	28.0%	30.3%	34.1%
High	116.4%	123.6%	118.7%
75th Percentile	40.0%	45.5%	51.0%
Mean	32.9%	36.0%	39.0%
25th Percentile	19.8%	22.3%	22.4%
Low	0.4%	1.0%	5.7%

Strategic Buyers

Number of Transactions: 116

	Premium Paid		
	1 Day Prior	1 Week Prior	4 Weeks Prior
Median	26.0%	28.2%	31.0%
High	116.4%	123.6%	118.7%
75th Percentile	37.4%	39.3%	42.5%
Mean	28.3%	31.1%	33.3%
25th Percentile	14.4%	16.5%	17.5%
Low	0.1%	1.0%	1.9%

Buyer is a Financial Sponsor

Number of Transactions: 28

	Premium Paid		
	1 Day Prior	1 Week Prior	4 Weeks Prior
Median	20.0%	23.4%	26.1%
High	52.1%	56.4%	81.1%
75th Percentile	30.6%	31.1%	32.9%
Mean	22.2%	25.0%	27.5%
25th Percentile	11.0%	15.7%	20.2%
Low	1.8%	2.8%	1.9%

Note: Data excludes Banks, REITs and other financial services target companies
Source: FactSet, SDC

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